CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUTANT
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We hereby consent to the use in the Prospectus constituting part of this registration statement on Form S-4 of Discovery Zone, Inc. of our report, dated April 13, 1996, on our audit of the financial statements of Discovery Zone, Inc. and its subsidiaries for the year ended December 31, 1995 listed in the accompanying index. We also consent to the application of such report to the Financial Statement Schedule II for the year ended December 31, 1995 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical Financial Data".



/s/ PRICEWATERHOUSECOOPERS LLP

Miami, Florida
September 24, 1998